EXHIBIT 11

      HOMESTAKE MINING COMPANY AND SUBSIDIARIES
    Computation of Earnings Per Share (unaudited)
       (In thousands, except per share amounts)





                                                       Three Months Ended September 30,      Nine Months Ended September 30,
BASIC                                                      1999             1998                 1999             1998
                                                       ------------     -----------          ------------     ------------

Earnings:
     Net income (loss) applicable to basic earnings
          per share calculation                        $     1,747      $ (182,833)          $       914      $  (233,584)
                                                       ============     ===========          ============     ============


Weighted average number of shares outstanding              260,232         229,231               259,838          229,015
                                                       ============     ===========          ============     ============


Net income (loss) per share - basic                    $      0.01      $    (0.80)          $      0.00      $     (1.02)
                                                       ============     ===========          ============     ============



DILUTED

Earnings:
     Net income (loss)                                 $     1,747      $ (182,833)          $       914      $  (233,584)
     Add: Interest relating to 5.5% convertible
             subordinated notes, net of tax                  1,978           1,629                 6,020            4,888
          Amortization of issuance costs relating
             to 5.5% convertible subordinated notes,
             net of tax                                        138             110                   413              331
                                                       ------------     -----------          ------------     ------------
     Net income (loss) applicable to diluted earnings
          per share calculation                        $     3,863      $ (181,094)          $     7,347      $  (228,365)
                                                       ============     ===========          ============     ============

Weighted average number of shares outstanding:
     Common shares                                         260,232         229,231               259,838          229,015
     Additional average shares outstanding assuming:
        Conversion of 5.5% convertible subordinated notes    6,356           6,505                 6,452            6,505
                                                       ------------     -----------          ------------     ------------
                                                           266,588         235,736               266,290          235,520
                                                       ============     ===========          ============     ============

Net income (loss) per share - diluted (a)              $      0.01      $    (0.77)          $      0.03      $     (0.97)
                                                       ============     ===========          ============     ============

(a) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result. Diluted net income (loss) per share computed in accordance with SFAS 128 was the same as basic earnings per share.

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